Exhibit 99.1

FibroGen Announces Receipt of Milestone Payment from AstraZeneca for

Successful Completion of Long-Term Pre-Clinical Safety Studies of Roxadustat

SAN FRANCISCO, Calif., May 7, 2015 – FibroGen, Inc. (NASDAQ: FGEN) announced today that it has received a $15 million milestone payment from AstraZeneca AB (“AstraZeneca”), triggered by the completion of roxadustat non-clinical carcinogenicity studies. In two separate two-year carcinogenicity studies, in rats and in mice, there was no evidence of a roxadustat-related effect on mortality or carcinogenicity.

Non-clinical carcinogenicity data are a standard component of novel small molecule drug development and are typically required by the U.S. Food and Drug Administration and other regulatory agencies as part of the drug approval process.

Roxadustat is a hypoxia-inducible factor prolyl hydroxylase inhibitor (HIF-PHI) that acts by stimulating the body’s natural pathway of red blood cell production, or erythropoiesis. Roxadustat is the first HIF-PHI to enter Phase 3 clinical development and represents a novel approach to the treatment of anemia in patients with chronic kidney disease (CKD), with the potential to address the considerable unmet medical need for an effective treatment for anemia that offers the convenience of oral administration and an improved safety profile as compared to current standards of care.

Roxadustat is currently in Phase 3 global development for the treatment of anemia in patients with chronic kidney disease (CKD) on dialysis and not on dialysis. The global development program is being conducted by FibroGen and its partners, AstraZeneca and Astellas Pharma Inc. Approximately 8,000 CKD patients will be enrolled in 10 clinical trials. Regulatory filings are expected to be submitted in 2016 for China and in 2018 for the US.

About FibroGen

FibroGen is a research-based biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics to treat serious unmet medical needs. The company utilizes its extensive experience in fibrosis and hypoxia-inducible factor (HIF) biology to generate multiple programs targeting various therapeutic areas. Its most advanced product candidate, roxadustat, or FG-4592, is an oral small molecule inhibitor of HIF prolyl hydroxylases, or HIF-PHs, in Phase 3 clinical development for the treatment of anemia in CKD. A second product candidate, FG-3019, is a monoclonal antibody in Phase 2 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), pancreatic cancer and liver fibrosis.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding the potential for continued safety of roxadustat and our expectations regarding the timing for regulatory filings in China and the US. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the continued progress and timing of the Phase 3 clinical trials for roxadustat; the potential to achieve and receive remaining milestones from our collaborators; the continued progress of our plans and programs in China; and other matters that are described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contact

Greg Mann

FibroGen, Inc.

415-978-1433

gmann@fibrogen.com